UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2006

BAUSCH & LOMB INCORPORATED (Exact name of registrant as specified in its charter)

New York	1-4105	16-0345235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Bausch & Lomb Place, Rochester, NY	14604-2701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 338.6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into A Material Definitive Agreement.

Amendment to 2006 Performance Goals Under Annual Incentive Compensation Plan

On July 25, 2006, the Compensation Committee of the Company’s Board of Directors (the “Committee”) adopted revisions to the performance criteria for the 2006 fiscal year under the Bausch & Lomb Incorporated Annual Incentive Compensation Plan (the “AICP”) (filed as Exhibit (10)-v to the Company's Form 10-K for the year ended December 27, 2003, File No. 1-4105). The original 2006 performance criteria for AICP were established by the Committee on February 27, 2006.

In order to retain and motivate key employees, the Committee revised the performance criteria in light of the Company’s worldwide withdrawal of its MoistureLoc® product. The revisions are effective only for fiscal year 2006 performance and are, among other things, intended to incentivize employees to drive performance in a manner designed to build a strong foundation for 2007 and to re-establish momentum in the performance of the business.

Under AICP, performance is measured on a Company level and on an operating unit level.

Pursuant to the Committee’s action, funding of the bonus pool will be based on Company performance against sales and cash flow targets, which will be weighted equally. These measures replace the previous measures of comparable basis earnings per share and sales growth. If the Company achieves its targets, payout of the bonus pool will be funded at 67% of the original funding level, with an overall payout capped at 134% if Company performance exceeds the targets.

Operating unit performance will also be measured against revised sales and cash flow targets with equal weighting. Operating earnings were removed as a metric for the operating units. The operating unit’s bonus pool will be funded only if established thresholds are achieved on at least one of the Company performance metrics.

Technical Amendments to AICP Plan Document

In addition, on July 26, 2006, the Committee made two technical amendments to the AICP plan document. The first amendment renames the three different bands under which an employee may participate in AICP. The effect of this change may re-classify certain employees from their current bands. However, this change has no impact on the classification of any named executive officers.

The second amendment pertains to eligibility requirements of and determination of bonuses for newly hired, promoted or demoted employees. Previously, an employee’s hire, promotion or demotion date needed to be at least six (6) months prior to the end of the fiscal year for eligibility and calculation purposes. This period is now prorated based on a participant’s actual service and eligible wages during the plan year.

Forward Looking Statements

Certain statements in this Current Report on Form 8-K constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions; currency exchange rates; government pricing changes and initiatives with respect to healthcare products; changes in laws and regulations relating to the Company's products and the import and export of such products; product development and rationalization; enrollment and completion of clinical trials; the ability of the Company to obtain regulatory approvals; the impact of the matters described in previous news releases on sales of the Company’s other lens care products or other products, the cost to the Company of recalling its MoistureLoc® product, defending matters in litigation, investigations and future product testing and other related costs and expenses; the outcome of the Audit Committee’s continuing independent investigations of events described in the Company’s prior disclosures concerning those investigations; the outcome of PricewaterhouseCoopers’ quarterly review process in connection with the filing of the Company's Quarterly Report on Form 10-Q for the third quarter of fiscal 2005 and of the extended year-end review process in connection with the filing of the Company’s Annual Report on Form 10-K for fiscal 2005 and the expected, estimated adjustments described in previous news releases; the filing of the Company's 10-Q for third quarter of fiscal 2005 and first and second quarters of fiscal 2006, and its 10-K for fiscal 2005; the potential impact of previously disclosed IRS claims and the Company’s planned response to those IRS claims, and adequacy of the Company’s tax provision relating to such matters; the possibility that the market for the sale of certain products and services may not develop as expected; the financial well-being of key customers, development partners and suppliers; the successful execution of marketing strategies; continued efforts in managing and reducing costs and expenses; the successful completion and integration of business acquisitions; the Company’s success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting; the Company's success in the process of management testing, including evaluation of results; continued positive relations with third party financing sources and the risk factors listed from time to time in the Company’s SEC filings, including but not limited to the Current Report on Form 8-K, dated June 14, 2002 and the Form 10-Q for the quarter ended June 25, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAUSCH & LOMB INCORPORATED

/s/ David R. Nachbar
David R. Nachbar
Senior Vice President, Human Resources

Date: July 31, 2006